Exhibit 99.1

ALTRIA TO RECORD NON-CASH GAINS FROM TRANSACTIONS AT SABMILLER

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Non-cash gains from SABMiller’s transactions result in an increase to Altria’s 2012 full-year guidance for reported diluted earnings per share (EPS) from a range of $2.14 to $2.20 to a range of $2.25 to $2.31

•	Altria reaffirms 2012 full-year guidance for adjusted diluted EPS in a range of $2.17 to $2.23, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.05 in 2011

Richmond, Va. – May 16, 2012 – Altria Group, Inc. (Altria) (NYSE: MO) today announced that it will record one-time non-cash gains of $240 million or $0.11 per share to its 2012 first-quarter reported earnings from its equity investment in SABMiller plc (SABMiller). This reflects Altria’s share of non-cash gains resulting from SABMiller’s strategic alliance transactions with Anadolu Efes and Castel that were completed in the first quarter of 2012.

SABMiller Transactions’ Impact on Altria’s Financials

Altria has determined that it is appropriate to revise its first quarter 2012 financial statements to reflect its share of the non-cash gains resulting from SABMiller’s strategic alliance transactions with Anadolu Efes and Castel that were completed in the first quarter of 2012. This revision will result in a $369 million, $240 million, and $0.11 increase to Altria’s previously disclosed reported earnings from equity investment in SABMiller, reported net earnings, and reported diluted EPS, respectively, for the first quarter of 2012. There is no impact to adjusted diluted EPS, cash flows, dividends or share repurchases. Altria has determined that the non-cash gains were not material to Altria’s first quarter 2012 financial statements. Accordingly, Altria will reflect this revision in its financial statements for the six months ended June 30, 2012.

2012 Full-Year Guidance

The non-cash gains of $0.11 per share from SABMiller’s strategic alliance transactions result in an increase to Altria’s 2012 full-year reported diluted EPS guidance from a range of $2.14 to $2.20 to a range of $2.25 to $2.31. The revised 2012 reported diluted EPS forecast of $2.25 to $2.31 reflects the net impact of special items included in Table 1 below.

Altria reaffirms its 2012 full-year guidance for adjusted diluted EPS, which excludes special items shown in Table 1 below, to be in the range of $2.17 to $2.23, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.05 per share in 2011.

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The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1 below.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2012 Guidance	2011	Change
Reported diluted EPS	$2.25 to $2.31	$ 1.64	37% to 41%
Asset impairment, exit, integration and implementation costs	0.02	0.07
SABMiller special items	(0.10)	0.03
PMCC leveraged lease charge	-	0.30
Tax items*	-	(0.04)
Tobacco and health judgments	-	0.05

Adjusted diluted EPS	$2.17 to $2.23	$2.05	6% to 9%

* Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

Note: Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management uses adjusted measures, which exclude certain income and expense items that management believes are not part of underlying operations, for planning, forecasting and evaluating the performances of Altria’s businesses. Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results.

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag’s Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended March 31, 2012.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third party services providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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